Exhibits 10.4

Share Transfer Agreement

Transferor: Du Nan (hereinafter referred to as Party A)

ID number: 41303198208060547

Designated contact information: 18621083096

Designated email address: nancy.du@smarten-tech.com

Transferee: Harmony Energy Technologies Corporation (hereinafter referred to as Party B)

Designated Contact: Nick Nianqing Zeng

Designated contact information: +1(212) 602-1188

Whereas Party legally owned share in Shenzhen Smarten Energy Technology Co., Ltd. (hereinafter referred to as the Company), now the Party A intends to transfer the 100% ownership of the Company (“Equity”), the Party B agrees to acquire the 100% ownership of Company. Both parties A and B have reached the following agreement on share transfer through friendly negotiation, based on the principles of equality, mutual benefit, and consensus:

Article 1 Share Transfer

1.	Party A agrees to transfer the 100% of the registered capital of Shenzhen Smarten Technology Co., Ltd. to Party B, and Party B agrees to transfer.
2.	The Equity that Party A agrees to sell and Party B agrees to purchase includes all the attached rights and rights under the Equity, and the said the Equity does not have any (including but not limited to) liens, mortgages, and other third party rights or claims.
3.	After the agreement comes into effect, Party A will not assume any responsibility or obligation for the company’s management and creditor’s rights and debts of the transferred Equity.

Article 2 Share Transfer Price and Price Payment Method

1.	Party A agrees to sell to the Party B the Equity for two million yuan (RMB 2,000,000) in cash and 1.8 million shares of Harmony Energy Technologies Corporation (each stock has a par value of 0.0001 US dollars and a total par value of 180 US dollars) in accordance with the conditions stipulated in this contract. Party B agrees to receive the Equity at this price.
2.	By July 1, 2020, Party B will complete its shareholders meeting and gets the final approval, issued the shares and cash payment.
3.	Party A and B agree to make the cash payment to the following account designated by Party A: Account
Number: 6228480435510424573
Account Bank: Agricultural Bank of China Co., Ltd. Wuxi Xinwu Branch
Account Name: Du Nan

Article 3 Commitment and Guarantees

1. Party A’s commitment and guarantee

(1)	Party A is the sole owner of the Equity in Article 1 of this Agreement.
(2)	Party A’s Equity is unsecured, and there are no other circumstances that restrict or prohibit the transfer of Equity.
(3)	Comply with legal requirements and the company’s articles of association.

2. Party B’s commitment and guarantee

(1)	Party B guarantees to pay the price on time in full in accordance with the method stipulated in Article 2 of this contract
(2)	The fund paid by Party B is legally owned by Party B, and Party B has complete rights.
(3)	Party B acknowledges and implements to revise the company’s articles triggered by this agreement.
(4)	After the company is transferred, Party B shall be liable to the company according to the proportion of shares.

Article 4 Equity Transfer and Related Expenses

1.	Both parties agree to pay its own portion of the service charge, fee related to this transaction.
2.	Party A and Party B shall submit the corresponding document to update company registration information within five business days of this agreement in effective, and shall cooperate with the company to get approval as soon as possible.

Article 5 Shareholders’ Rights and Obligations, Profit and Loss (Include the Accounts Payable and Accounts Receivable)

1.	From the effective date of this agreement, Party B actually exercises its rights as a shareholder of the company and fulfills the corresponding shareholder obligations. When necessary, Party A shall assist Party B in exercising shareholder rights and fulfilling shareholder obligations, including signing relevant documents.
2.	From the effective date of this agreement, Party B shall share profits and take the risks and losses in accordance with the proportion of Equity held by Party B.

Article 6 Amendment and Termination

When one of the following situations occurs, this agreement can be amended or cancelled, but both parties need to sign a amendment or termination agreement.

1.	Due to force majeure or due to external causes that Party B has no fault but cannot prevent, but this agreement cannot be executed.
2.	Party B does not have capacity to execute this agreement;
3.	Due to Party B’s breach of contract, it seriously affected the other party’s economic interests and made the performance of the contract unnecessary;
4.	Due to changes in circumstances, both parties agree to make the change;
5.	Other amendments or termination agreed in the contract occurred.

Article 7 Breach of Contract

If one of the parties of the agreement fails to perform or seriously violates any of the terms of this agreement, the breaching party shall compensate the observant party for all losses. Except as otherwise provided in the agreement, the observant party also has the right to request the termination of this agreement and seek compensation from the breaching party for all economic losses suffered by the observant party as a result. The amount of compensation is subject to the negotiation between the two parties.

Article 8 Confidentiality

1.	Without the written consent of the other party, neither party shall disclose to other third parties the business secrets or related information learned during the performance of the agreement, nor shall the content of this agreement and related archive materials be disclosed to any third party. However, except where laws and regulations require to disclosure.
2.	The confidentiality clause is an independent clause. This clause is valid regardless of whether this agreement is signed, amended, cancelled or terminated.

Article 9 Dispute

1.	The formulation and interpretation of this contract and the disputes arising during the execution of this contract or related to this agreement are subject to the current effective laws of the People’s Republic of China.
2.	Dispute resolution: A dispute between Party A and Party B due to the performance of this agreement or a dispute related to this agreement shall be settled through friendly negotiation, and it may also be mediated by relevant departments. If the negotiation fails, any Party B has the right to solve the problem in the second way below.

(1)	The dispute shall be submitted to the arbitration committee where the Company is located for arbitration, and arbitration shall be carried out in accordance with the arbitration rules currently in force of the arbitration committee. The arbitration is final and binding on both parties.
(2)	Prosecute in the court with the authority where the company is located.

Article 10 Miscellaneous

1.	This agreement will take effect on the day when both parties sign and seal.
2.	After this agreement takes effect, if one party needs to modify this agreement, it must give the other party five business days notice in writing, and sign the amendment agreement after both parties have reached a written consensus. The amendment agreement has the same effect as this agreement.
3.	The unfinished matters in the implementation of this agreement shall be resolved by both parties in a friendly and realistic manner. If the two parties reach an agreement through negotiation, a supplementary agreement shall be signed. The supplementary agreement has the same effect as this agreement.
4.	The conclusion, validity, interpretation, termination, and dispute related to this agreement shall be governed by the relevant provisions of the laws of the People’s Republic of China.
5.	The original of this agreement is in quadruplicate, with each party holds a copy, the company remains a copy, and the other one is filed to industrial and commercial registration authority. All the copies come with the same legal effect.

Party A (signature or seal)	Party B (signature or seal)

/s/ NAN DU	/s/ Nick Zeng

Date: 2019.11.06	Date: Nov 6, 2019